Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	April 18, 2025
Contact:	Chris Courtney/Rick McCarty
Phone:	(209) 848-2265 www.ovcb.com

OAK VALLEY BANCORP REPORTS 1st QUARTER RESULTS

OAKDALE, CA – Oak Valley Bancorp (NASDAQ: OVLY) (the “Company”), the bank holding company for Oak Valley Community Bank and their Eastern Sierra Community Bank division, recently reported unaudited consolidated financial results for the first quarter of 2025. For the three months ended March 31, 2025, consolidated net income was $5,297,000, or $0.64 per diluted share (EPS). This compared to consolidated net income of $6,008,000, or $0.73 EPS, for the prior quarter and $5,727,000, or $0.69 EPS, for the same period a year ago. The net income decrease compared to prior periods was primarily due to an increase in operating expenses.

Net interest income for the three months ended March 31, 2025 was $17,807,000, compared to $17,846,000 in the prior quarter, and $17,241,000 in the same period a year ago. The decrease from the prior quarter is attributable to a Federal Open Market Committee (“FOMC”) rate cut in December-2024 that lowered the yield on certain variable rate assets, and there were 2 fewer days of interest accruals. In spite of the December-2024 FOMC rate cut, the net interest margin increased to 4.09% for the three months ended March 31, 2025 compared to 4.00% for the prior quarter and 4.09% for the same period last year, partially due to a decline in deposit interest expense. Average cost of funds decreased to 0.79% as of March 31, 2025, compared to 0.86% for the prior quarter and increased from 0.68% for the first quarter of 2024. The higher average gross loan balance, and upward repricing of loan yields also contributed to the increase in earning asset yield and net interest margin.

Non-interest income was $1,613,000 for the quarter ended March 31, 2025, compared to $1,430,000 for the prior quarter and $1,519,000 for the same period last year. The increase compared to prior periods was mainly due to positive changes in the fair value of equity securities.

Non-interest expense totaled $12,624,000 for the quarter ended March 31, 2025, compared to $11,548,000 in the previous quarter and $11,529,000 in the same quarter a year ago. The increase in non-interest expense compared to prior periods corresponds primarily to staffing expenses and general operating costs related to servicing the growing loan and deposit portfolios.

Total assets were $1.92 billion at March 31, 2025, an increase of $23.8 million and $118.6 million from December 31, 2024 and March 31, 2024, respectively. Gross loans were $1.09 billion at March 31, 2025, a decrease of $15.6 million and an increase of $51.4 million over December 31, 2024 and March 31, 2024, respectively. The Company’s total deposits were $1.71 billion at March 31, 2025, an increase of $17.9 million and $101.2 million from December 31, 2024 and March 31, 2024, respectively. Our liquidity position remains strong, as evidenced by $209.3 million in cash and cash equivalents balances at March 31, 2025, representing an increase of $40.5 million over December 31, 2024.

“Our balance sheet remains strong and although we’ve seen modest loan paydowns this quarter, it represents a very small reduction in gross loans and compares favorably to what we generally expect for the beginning of the year,” stated Chris Courtney, CEO. "We remain committed to delivering steady growth while maintaining a conservative approach to risk management."

Non-performing assets (“NPA”) remained at zero as of March 31, 2025, as they were as of December 31, 2024, and March 31, 2024. The allowance for credit losses (“ACL”) as a percentage of gross loans was 1.05% at March 31, 2025, compared to 1.04% at December 31, 2024 and 1.05% at March 31, 2024. Given industry concerns of credit risk specific to commercial real estate, management has performed a thorough analysis of this segment as part of the CECL credit risk model’s ACL computation, concluding that the credit loss reserve relative to gross loans remains at acceptable levels, and credit quality remains stable.

Oak Valley Bancorp operates Oak Valley Community Bank & their Eastern Sierra Community Bank division, through which it offers a variety of loan and deposit products to individuals and small businesses. They currently operate through 18 conveniently located branches: Oakdale, Turlock, Stockton, Patterson, Ripon, Escalon, Manteca, Tracy, Sacramento, Roseville, two branches in Sonora, three branches in Modesto, and three branches in their Eastern Sierra division, which includes Bridgeport, Mammoth Lakes, and Bishop. The Company will open its 19th branch location in Lodi later this year.

For more information, call 1-866-844-7500 or visit www.ovcb.com.

This press release includes forward-looking statements about the corporation for which the corporation claims the protection of safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the corporation's possible or assumed future financial condition, and its results of operations and business. Forward-looking statements are subject to risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, government policies and regulations (including monetary and fiscal policies), legislation, economic conditions, including increased energy costs in California, credit quality of borrowers, operational factors and competition in the geographic and business areas in which the company conducts its operations. All forward-looking statements included in this press release are based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

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Oak Valley Bancorp
Financial Highlights (unaudited)

($ in thousands, except per share)	1st Quarter	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter
Selected Quarterly Operating Data:	2025	2024	2024	2024	2024

Net interest income	$17,807	$17,846	$17,655	$17,292	$17,241
(Reversal of) provision for credit losses	-	-	(1,620)	-	-
Non-interest income	1,613	1,430	1,846	1,760	1,519
Non-interest expense	12,624	11,548	11,324	11,616	11,529
Net income before income taxes	6,796	7,728	9,797	7,436	7,231
Provision for income taxes	1,499	1,720	2,473	1,547	1,504
Net income	$5,297	$6,008	$7,324	$5,889	$5,727

Earnings per common share - basic	$0.64	$0.73	$0.89	$0.72	$0.70
Earnings per common share - diluted	$0.64	$0.73	$0.89	$0.71	$0.69
Dividends paid per common share	$0.300	$-	$0.225	$-	$0.225
Return on average common equity	11.58%	12.86%	16.54%	14.19%	13.86%
Return on average assets	1.13%	1.25%	1.56%	1.30%	1.26%
Net interest margin (1)	4.09%	4.00%	4.04%	4.11%	4.09%
Efficiency ratio (2)	65.01%	59.91%	58.07%	60.97%	61.46%

Capital - Period End
Book value per common share	$21.89	$21.95	$22.18	$20.55	$19.97

Credit Quality - Period End
Nonperforming assets / total assets	0.00%	0.00%	0.00%	0.00%	0.00%
Credit loss reserve / gross loans	1.05%	1.04%	1.07%	1.04%	1.05%

Period End Balance Sheet
($ in thousands)
Total assets	$1,924,365	$1,900,604	$1,900,455	$1,840,521	$1,805,739
Gross loans	1,090,953	1,106,535	1,075,138	1,070,036	1,039,509
Nonperforming assets	-	-	-	-	-
Allowance for credit losses	11,448	11,460	11,479	11,121	10,922
Deposits	1,713,592	1,695,690	1,690,301	1,644,748	1,612,400
Common equity	183,520	183,436	185,393	171,799	166,916

Non-Financial Data
Full-time equivalent staff	225	223	222	223	219
Number of banking offices	18	18	18	18	18

Common Shares outstanding
Period end	8,382,062	8,357,211	8,358,711	8,359,556	8,359,556
Period average - basic	8,231,844	8,224,504	8,221,475	8,219,699	8,209,617
Period average - diluted	8,278,301	8,278,427	8,263,790	8,248,295	8,244,648

Market Ratios
Stock Price	$24.96	$29.25	$26.57	$24.97	$24.78
Price/Earnings	9.56	10.09	7.52	8.69	8.86
Price/Book	1.14	1.33	1.20	1.22	1.24

(1)  This is a non-GAAP measure because its computed on a fully tax equivalent basis using a marginal federal tax rate of 21%.

(2)  This ratio was changed to GAAP basis as of the quarter ended December 31, 2024, and all prior periods have been restated accordingly.